Exhibit 99.1

          Synagro Technologies, Inc. Announces New Credit Facility and
                   Reports First Quarter Revenue and Earnings



    HOUSTON--(BUSINESS WIRE)--May 4, 2005--

    Key First Quarter Highlights and Other Events

    -- New $305 Million Senior Secured Credit Facility, with closing subject to, among other things, the anticipated closing of the Company's proposed Follow-On Equity Offering and Tender Offer

    -- Once closed, the new facility will allow the Company to pay a significant portion of its excess free cash flow in cash dividends, provide capital for several growth projects in progress, and reduce annual cash interest expense by approximately $5 million per year

    -- Revenue during the quarter increased 4.9 percent to $76.2 million

    -- Net loss before preferred stock dividends for the quarter totaled $0.3 million

    -- Earnings before interest, taxes, depreciation, and amortization expense for the quarter of $11.2 million

    -- Total debt reduced during the quarter by $5.2 million to $254.6 million

    Synagro Technologies, Inc. (NASDAQ Small Cap:SYGR), a national company focused on water and wastewater residuals management services in the United States, today announced the completion of its new $305 million senior secured credit facility underwritten by Banc of America Securities LLC, Lehman Brothers Inc. and CIBC World Markets Corp., along with its results of operations for the three months ended March 31, 2005.
    Commenting on the new credit facility and results for the first quarter of 2005, Synagro's Chief Executive Officer, Robert C. Boucher, Jr., stated, "We are very pleased with the successful syndication of our new credit facility, which was multiple times oversubscribed. The new credit facility, once closed, will allow us subject to certain conditions and restrictions to return excess free cash flow to our shareholders through cash dividends which is consistent with the new dividend policy that we announced in January of this year. In addition, the new credit facility will also allow us to fund capital for several important growth projects, and is expected to reduce our cash interest expense by approximately $5 million per year.
    "For the quarter, our top line revenue increased 4.9% to $76.2 million, including a significant increase in design build revenues offset by reductions in event and product sales revenues as well as contract revenues. The reductions in event and contract revenues were anticipated when we established our revenue guidance for 2005 as our in process and pre-sold event work was higher at the beginning of 2004 than 2005. Additionally, there was $1.3 million of revenue generated in the first quarter of last year on a long-term contract that will not have significant activity in 2005.
    "Operating income during the quarter decreased $0.7 million to $5.9 million and was in line with our expectations, with the exception of higher fuel costs primarily related to an unusual interruption by our fuel supplier at one of our facilities in January 2005, and a $1.0 million real estate sale gain that we now expect will occur later in the year. Interest expense was also $1.3 million higher during the first quarter due to increases in market interest rates, the termination of interest rate swaps in anticipation of the pending refinancing of the Company's debt and an increase in interest on debt for the Sacramento dryer facility which commenced operations in December 2004. We reported a net loss before preferred stock dividends for the quarter totaling $0.3 million, while our earnings before interest, taxes, depreciation and amortization expense (EBITDA) for the quarter totaled $11.2 million and was unchanged from the prior year. Our cash flow from operations for the quarter totaled $8.5 million, which allowed us to repay approximately $5.2 million of debt during the quarter.
    "We are pleased with our performance for the first quarter, which due to the seasonal nature of our land application and event services, historically only generates approximately 16% to 18% of our annual EBITDA. Activity has improved to expected seasonal levels so far in the second quarter. Accordingly, we remain comfortable with our full year 2005 revenue guidance of $320 million to $330 million, net income before preferred stock dividends guidance of $12 million to $16 million, and our EBITDA guidance of $66 million to $70 million."

    New $305 Million Senior Secured Credit Facility

    Closing of the new credit facility is contingent upon and will coincide with the anticipated closing of the Company's proposed Follow-On Equity Offering, tender offer of its $150 million of outstanding 9 1/2% senior subordinated notes due 2009, and certain other conditions precedent. The lenders' commitments with respect to the new credit facility will expire on June 30, 2005, in the event all conditions precedent have not been satisfied or waived or the expiration date has not been extended. A portion of the proceeds from the new credit facility will be used to refinance indebtedness under the Company's existing senior credit facility and to tender for all of its notes. The new facility will allow the Company to pay a significant portion of its excess cash flow to shareholders through cash dividends provided the Company maintains compliance with certain financial covenants and certain other restrictions. The Company expects that the new credit facility will also result in cash interest savings of approximately $5 million per year. The new credit facility will be comprised of a 5-year $95 million revolving credit facility, a 7-year $180 million term loan, and a 7-year $30 million delayed draw term loan.
    The proceeds of the delayed draw term loan will be used to partially fund new facility construction costs in 2005. The Company has several new facilities under development which are scheduled to begin operations in the next 18 months. These new facilities will be operated under signed long-term contracts. The development of these new facilities is consistent with the Company's strategy to pursue new facilities opportunities that provide long-term highly predictable cash flows. These facilities include a composting facility in Kern County, California, an incineration facility upgrade in Woonsocket, Rhode Island, a dewatering facility in Providence, Rhode Island, a dryer facility in Honolulu, Hawaii, and a composting facility in Los Palos, California.

    March 31, 2005 - First Quarter Financial Results

    Revenue for the quarter increased $3.6 million, or 4.9 percent, to $76.2 million from $72.7 million in the comparable quarter last year, due primarily to an $8.0 million increase in design build revenues associated with the Honolulu dryer project, partially offset by a $3.0 million decrease in event and product sales revenues and a $1.5 million decrease in contract revenues. These decreases were anticipated going into the year as in process and pre-sold event work was higher at the beginning of 2004 than 2005, and there was $1.3 million of contract revenue recognized in 2004 on a long-term contract accounted for using the percentage of completion accounting method that is not expected to have significant activity in 2005. Residuals Management Operations segment revenues for the quarter decreased to approximately $58.5 million compared to $61.2 million last year due primarily to expected decreases in event and contract revenues. Rail Transportation segment revenues for the quarter decreased to approximately $7.9 million compared to $10.4 million last year due primarily to a decrease in event and purchase order revenues from disposal services as well as a decrease in volume under contracted land application and disposal services. Engineering, Facilities, and Development revenues increased to approximately $10.6 million compared to $1.9 million last year due primarily to an increase in construction revenues on a new facility in Honolulu, Hawaii, and an increase in contract revenues on the Sacramento, California, dryer facility that commenced operations in December 2004.
    Operating income for the quarter totaled $5.9 million compared to $6.7 million in the comparable quarter last year. Operating income decreased due to a $0.3 million decrease in gross profit, a $0.3 million increase in selling, general and administrative expenses, and a $0.1 million decrease in gain of sales of assets. The decrease in gross profit is due to a $0.9 million increase in fuel expense related primarily to an unexpected supply interruption at a dryer facility in January 2005 and a $0.6 million increase in depreciation expense, partially offset by an expected reduction in repairs which were higher than normal in the prior year and the margin impact of the revenue changes noted above. The increase in selling, general and administrative expenses relates primarily to a planned increase in headcount and a $0.2 million increase in allowance for doubtful accounts. Residuals Management Operations segment income from operations decreased to $8.1 million compared to $9.6 million last year due primarily to the expected decreases in event and contract revenues described above along with a $0.4 million increase in depreciation expense and the changes in fuel and repairs costs described above. Rail Transportation segment income from operations decreased to $0.5 million compared to $1.4 million last year due primarily to the decrease in revenues described above, an increase in rail transportation costs, and excess equipment capacity. Engineering, Facilities, and Development income from operations increased to $0.7 million compared to a loss of $0.6 million last year due primarily to the increase in construction revenues and dryer facility revenues described above and related margins.
    Pre-tax income (loss) for the quarter decreased $2.0 million to a loss of $0.6 million from income of $1.4 million in the comparable quarter last year primarily due to the $0.7 million reduction in operating income described above and an increase in interest expense of $1.0 million due to an increase in market interest rates along with the termination of interest rate swaps in anticipation of the pending refinancing of the Company's debt and a $0.3 million increase in interest on debt for the Sacramento dryer facility which commenced operations in December 2004.
    Net loss applicable to common stock for the quarter totaled $2.6 million compared to $1.3 million last year. Diluted loss per share decreased to a loss of $0.13 per diluted share from a loss of $0.06 per share in the comparable quarter last year.
    Cash flow from operations totaled approximately $8.5 million for the first quarter of 2005. Cash flow from operations was utilized primarily to fund $2.9 million of capital expenditures and to reduce long-term debt by $5.2 million during the quarter.
    Earnings before interest, taxes, depreciation and amortization expense for the quarter remained unchanged at $11.2 million compared to last year. EBITDA as a percent of revenue decreased to 14.7 percent compared to 15.5 percent in the comparable quarter of 2004, due primarily to the significant increase in lower margin design build revenues, the increase in fuel costs, and the increase in general and administrative expenses, partially offset by the decrease in facility repairs expenses describe above. See Note C to the attached financial statements for the reasons why management believes that EBITDA is a useful financial measure and for a reconciliation of EBITDA to net income (loss) before preferred stock dividends. A reconciliation of all Non-Generally Accepted Accounting Principles financial information disclosed herein is included in the notes to the attached financial information.
    Consistent with historical operating trends, the Company expects to report lower profit during the first and fourth calendar quarters than the second and third quarters as seasonal weather conditions prevent the Company from handling and processing customer materials in several geographic markets. Unseasonable or unusual weather conditions during a quarter may materially impact the Company's results of operations and cash flow during the affected period.
    Synagro believes that it is the largest recycler of biosolids and other organic residuals in the United States and the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.
    This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to (1) the risk that the Company's new credit facility, Follow-On Equity Offering, and tender offer might not close, (2) unseasonable weather, (3) changes in government regulations, (4) the ability to find, timely close, and integrate acquisitions, and (5) the ability to access debt and equity financing when needed. Other factors are discussed in the Company's periodic filings with the Securities and Exchange Commission.


                      Synagro Technologies, Inc.
            Condensed Consolidated Statement of Operations
                  For the Three Months Ended March 31
             (dollars in thousands, except per share data)
                              (unaudited)

                                     2005                2004
                              ------------------- -------------------
Net revenue                    $76,214     100.0%  $72,660     100.0%
Cost of services (including
 depreciation)                  64,176      84.2%   60,344      83.0%
                              --------- --------- --------- ---------
   Gross profit                 12,038      15.8%   12,316      17.0%

General and administrative
 expenses                        6,169       8.1%    5,822       8.0%
Gain on sale of assets             (76)     (0.1)%    (158)     (0.2)%
                              --------- --------- --------- ---------
   Income from operations        5,945       7.8%    6,652       9.2%

Interest expense, net            6,515       8.5%    5,169       7.1%
Other, net                          (3)      0.0%       40       0.1%
                              --------- --------- --------- ---------
   Other expense, net            6,512       8.5%    5,209       7.2%
                              --------- --------- --------- ---------
Income (loss) before provision
 (benefit) for income taxes       (567)     (0.7)%   1,443       2.0
Provision (benefit) for income
 taxes                            (227)     (0.3)%     563       0.8%
                              --------- --------- --------- ---------
Net income (loss) before
 preferred stock dividends        (340)     (0.4)%     880       1.2%
                                        =========           =========
Preferred stock dividends
 (Note A)                        2,272               2,138
                              ---------           ---------
   Net loss applicable to
    common stock               $(2,612)            $(1,258)
                              =========           =========

Loss per share (Note B):
   Basic                        $(0.13)             $(0.06)
                              =========           =========
   Diluted                      $(0.13)             $(0.06)
                              =========           =========

Depreciation and amortization   $5,229       6.9%   $4,632       6.4%

Earnings before interest,
 taxes, depreciation and
 amortization ("EBITDA")
 (Note C)                      $11,177      14.7%  $11,244      15.5%


Note A: The Company's preferred stock accrues an eight percent dividend per annum, which currently accumulates (noncash). Dividends totaled $2,272,000 and $2,138,000 during the three months ended March 31, 2005 and 2004, respectively, of which $2,009,000 and $1,875,000, respectively, represent the eight percent dividend (noncash) and the remainder represents amortization of issuance costs and accretion.

Note B: The following summarizes reported basic and diluted loss per share for the three months ended March 31, 2005 and 2004 (dollars in thousands, except share data):

                                            2005           2004
                                        -------------- --------------
 Basic loss per share:
 ---------------------
    Net income (loss) before preferred
     stock dividends                            $(340)          $880
    Preferred stock dividends                   2,272          2,138
                                        -------------- --------------
    Net loss applicable to common stock       $(2,612)       $(1,258)
                                        ============== ==============

    Loss per share-
    ---------------
    Net loss per share -- basic                $(0.13)        $(0.06)
                                        ============== ==============

    Weighted average shares outstanding    20,020,183     19,775,821
                                        ============== ==============

 Diluted loss per share:
 -----------------------
    Net income (loss) before preferred
     stock dividends                            $(340)          $880
    Less antidilutive effect of
     preferred stock dividends                  2,272          2,138
                                        -------------- --------------
                                              $(2,612)       $(1,258)
                                        ============== ==============

    Earnings (loss) per share-
    --------------------------
    Diluted income (loss) per share, as
     calculated                                $(0.01)         $0.02
    Less antidilutive effect of
     dividends and common stock
     equivalents                                (0.12)         (0.08)
                                        -------------- --------------
    Diluted loss per share, as reported        $(0.13)        $(0.06)
                                        ============== ==============

    Diluted shares outstanding             62,066,509     57,237,493
    Less: Antidilutive effect of common
     stock equivalents                     42,046,326     37,461,672
                                        -------------- --------------
                                           20,020,183     19,775,821
                                        ============== ==============

Basic earnings per share ("EPS") is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income before preferred stock dividends by the total of the weighted average number of common shares outstanding for the period, the weighted average number of shares of common stock that would be issued assuming conversion of the Company's preferred stock, and other common stock equivalents for options and warrants outstanding determined using the treasury stock method ("Diluted shares outstanding").

Diluted EPS for the three months ended March 31, 2005 and 2004, have been adjusted to exclude preferred stock dividends and to exclude shares assuming conversion of the Company's preferred stock and certain other common stock equivalents for options and warrants outstanding determined using the treasury stock method because diluted earnings per share was less dilutive than basic earnings per share ("antidilutive").

Note C: "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Earnings are "net income before preferred stock dividends." EBITDA is presented because it is used by the Company as a measure of performance and the Company believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the water, wastewater and environmental services industry and because it is a measure used by the Company's debt holders to determine compliance with financial ratios included in its debt agreements. However, other companies in the Company's industry may calculate EBITDA differently than the Company does. EBITDA is a non-generally accepted accounting principles measure and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as indicators of the Company's operating performance or any other measure of performance derived in accordance with generally accepted accounting principles. The following table reconciles net income before preferred stock dividends to EBITDA for the three months ended March 31, 2005, and 2004 (dollars in thousands):

                                                         2005
                                                  Full Year Guidance
                                                  -------------------
                                2005      2004       Low      High
                              --------- --------- --------- ---------

 Revenue                       $76,214   $72,660  $320,000  $330,000
                              ========= ========= ========= =========

 Net income (loss) before
  preferred dividends            $(340)     $880   $12,000   $16,000
     Interest expense            6,515     5,169    24,000    24,000
     Provision (benefit) for
      income taxes                (227)      563    10,000    10,000
     Depreciation and
      amortization               5,229     4,632    20,000    20,000
                              --------- --------- --------- ---------
 EBITDA                        $11,177   $11,244   $66,000   $70,000
                              ========= ========= ========= =========




    CONTACT: Synagro Technologies, Inc., Houston
             Robert C. Boucher, Jr., 713-369-1700